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                                                                                                                EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)



                                                                     YEAR ENDED LAST FRIDAY IN DECEMBER

                                                      2002             2001             2000               1999              1998
                                                   -------         --------          -------            -------           -------
                                                 (52 weeks)       (52 weeks)       (52 weeks)         (53 weeks)        (52 weeks)

Pre-tax earnings                                   $ 3,757          $ 1,377          $ 5,717            $ 4,206           $ 2,120

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)            9,818           17,097           18,307             13,235            17,237

                                                   -------          -------          -------            -------           -------
Pre-tax earnings before fixed charges               13,575           18,474           24,024             17,441            19,357
                                                   =======          =======          =======            =======           =======

Fixed charges:
   Interest                                          9,613           16,843           18,052             12,987            17,014
   Other  (a)                                          396              451              465                451               354

                                                   -------          -------          -------            -------           -------
   Total fixed charges                              10,009           17,294           18,517             13,438            17,368
                                                   =======          =======          =======            =======           =======

Preferred stock dividend requirements                   53               55               55                 56                58

Total combined fixed charges                       -------          -------          -------            -------           -------
    and preferred stock dividends                  $10,062          $17,349          $18,572            $13,494           $17,426
                                                   =======          =======          =======            =======           =======

RATIO OF EARNINGS TO FIXED CHARGES                    1.36             1.07             1.30               1.30              1.11

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS                     1.35             1.06             1.29               1.29              1.11




(a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.


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